SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                      of 1934 (Amendment No. ____)

Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                         Techne Corporation
            (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

    1) Amount Previously Paid:
    2) Form, Schedule or Registration Statement No.:
    3) Filing Party:
    4) Date Filed:

                         TECHNE CORPORATION


                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              to be held
                           October 25, 2007


The annual meeting of shareholders of Techne Corporation (the "Company") will be held at the offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota, on Thursday, October 25, 2007, at 3:30 p.m. (Central Daylight Time), for the following purposes:

1.	To set the number of members of the Board of Directors at eight (8).

2.	To elect directors of the Company for the ensuing year.

3.	To take action upon any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record shown on the books of the Company at the close of business on September 14, 2007 will be entitled to vote at the meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please sign, date and return your Proxy in the return envelope provided as soon as possible. Your cooperation in promptly signing and returning the Proxy will help avoid further solicitation expense to the Company.

This Notice, the Proxy Statement and the enclosed Proxy are sent to you by order of the Board of Directors.




                                          THOMAS E. OLAND,
                                          Chairman of the Board and President



Dated:   September 25, 2007
         Minneapolis, Minnesota

                            TECHNE CORPORATION

                                 __________

                              PROXY STATEMENT
                                    for
                       Annual Meeting of Shareholders
                        To Be Held October 25, 2007
                                 __________


                                 INTRODUCTION

Your Proxy is solicited by the Board of Directors of Techne Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on October 25, 2007 and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting.

The cost of soliciting Proxies, including preparing, assembling and mailing the Proxies and soliciting material, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit Proxies personally or by telephone.

Proxies not revoked will be voted in accordance with the choice specified by shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Nominations and Governance Committee of the Board of Directors and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal, other than election of directors, will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter. You may revoke your proxy by sending a written statement to that effect to the Corporate Secretary of the Company, submitting a properly signed proxy card with a later date, or filing a notice of termination of the proxy and voting in person at the Annual Meeting.

The mailing address of the Company's principal executive office is 614 McKinley Place N.E., Minneapolis, MN 55413. The Company expects that this Proxy Statement and the related Proxy and Notice of Annual Meeting will first be mailed to shareholders on or about September 25, 2007.


                   OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed September 14, 2007 as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on September 14, 2007, 39,524,378 shares of the Company's Common Stock were issued and outstanding. Such Common Stock is the only outstanding class of stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of the Common Stock are not entitled to cumulative voting rights in the election of directors.

                         PRINCIPAL SHAREHOLDERS

The following table provides information concerning the only persons known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock as of September 14, 2007:

                                      Amount and
Name and Address                      Nature of Shares       Percent
of Beneficial Owner                   Beneficially Owned(1)  of Class(2)
----------------------------------    ---------------------  -----------

Morgan Stanley Investment
Management, Inc.                           5,195,800 (3)         13.1%
1585 Broadway
New York, NY  10036

Thomas E. Oland                            1,553,472 (4)(5)      3.9%(4)
614 McKinley Place N.E.
Minneapolis, MN  55413

---------------------------

(1)	Unless otherwise indicated, the person listed as the beneficial owner of the shares has sole voting and sole investment power over the shares.

(2)	Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of September 14, 2007, or within sixty days of such date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by the group.

(3)	Sole voting power over 4,982,511 shares.  Shared voting power over 166 shares.

(4)	Does not include 698,965 shares held by the Company's Stock Bonus Plan for accounts of employees other than Mr. Oland, which are included in the group total in the Management Shareholding table. The Company's Board of Directors, acting by a majority vote, currently directs the Trustee, Marshall and Ilsley Trust Company, N.A., as to the voting of such shares. Including such 698,965 shares, Mr. Oland, a director of the Company, beneficially owns 2,252,437 shares or 5.7% of total shares outstanding plus shares subject to options exercisable by him.

(5)	Includes 1,187,420 shares owned directly, 91,572 shares held by the
        Company's Stock Bonus Plan for Mr. Oland's account, 68,556 shares held by Thomas Oland and Associates and 205,924 shares held by the Thomas Oland and Associates Profit Sharing Plan and Trust.



                          MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of the Company's
Common Stock beneficially owned as of September 14, 2007, by each executive officer of the Company named in the Summary Compensation Table, by each director and by all directors and executive officers (including the named individuals) as a group. Shares beneficially owned by Mr. Oland constitute 3.9% of total shares outstanding. Each other individual beneficially owns less than one percent of total shares outstanding plus shares subject to options exercisable by him or her. As a group, officers and directors beneficially own 7.2% of total shares outstanding plus shares subject to options exercisable by them.

Name of Director or                       Number of Shares
Executive Officer Group                   Beneficially Owned(1)
----------------------------------        ---------------------

Thomas E. Oland                           1,553,472 (2)
Roger C. Lucas, Ph.D.                        21,456 (3)(4)(5)
Howard V. O'Connell                         172,608 (3)(4)(6)
G. Arthur Herbert                           204,360 (3)(4)(7)
Randolph C. Steer, M.D., Ph.D.               10,000 (3)(4)(8)
Robert V. Baumgartner                        21,000 (3)(4)(9)
Charles A. Dinarello, M.D.                   15,000 (3)(4)(10)
Karen A. Holbrook, Ph.D.                      5,000 (3)(4)(11)
Monica Tsang, Ph.D.                          75,552 (12)
Marcel Veronneau                             56,174 (13)
Gregory J. Melsen                            18,524 (14)
Officers and directors as a
   group (11 persons)                     2,845,150 (15)

------------------

(1)	Unless otherwise indicated, the person listed as the beneficial owner has sole voting and sole investment power over outstanding shares. Shares beneficially owned includes shares subject to options that are currently outstanding and exercisable and options that are currently outstanding and will become exercisable within 60 days of September 14, 2007.

(2)	See Note (4) and (5) to the preceding table.

(3)	Does not include 790,537 shares held by the Company's Stock Bonus Plan, which are included in the total of officers and directors as a group. The Company's Board of Directors, acting by majority vote, currently directs the Trustee as to the voting of such shares.

(4)	Does not include an option to purchase 5,000 shares which will be granted on and will become exercisable as of the date of the Annual Meeting pursuant to the 1998 Nonqualified Stock Option Plan if the individual is reelected as a director of the Company.

(5)	Includes 1,456 shares owned directly and 20,000 shares subject to stock options.

(6)	Includes 132,608 shares owned by trusts of which Mr. O'Connell is a trustee and beneficiary and 40,000 shares subject to options.

(7)	Includes 11,000 shares owned by Mr. Herbert's wife, 153,360 shares held by trusts and partnership of which Mr. Herbert is a trustee or partner and 40,000 shares subject to options.

(8)	Includes 10,000 shares subject to options.

(9)	Includes 1,000 shares owned directly and 20,000 shares subject to options.

(10)	Includes 15,000 shares subject to options.

(11)	Includes 5,000 shares subject to options.

(12)	Includes 31,006 shares owned directly, 5,422 shares owned by Dr.
        Tsang's husband, 188 shares held by the Company's Stock Bonus Plan for Dr. Tsang's account and 38,936 shares held in an IRA for Dr. Tsang. Dr. Tsang retired from the Company effective June 30, 2007.

(13)	Includes 30,444 shares owned directly, 6,470 shares held by the
        Company's Stock Bonus Plan for Mr. Veronneau's account and 19,260 shares subject to options.

(14)	Includes 303 shares held by the Company's Stock Bonus Plan for Mr.
        Melsen's account and 18,221 shares subject to options.

(15)	Includes 790,537 shares held by the Company's Stock Bonus Plan as to which the Company's Board of Directors directs the voting and 187,481 shares which may be purchased pursuant to options.

                         ELECTION OF DIRECTORS
                        (Proposals #1 and #2)

General Information

The Bylaws of the Company provide that the number of directors shall be determined by the shareholders at each annual meeting. The Nominations and Governance Committee of the Board of Directors of the Company recommends that the number of directors to be set at eight and that the individuals named in the table below be elected. Under applicable Minnesota law and the Company's bylaws, approval of the proposal to set the number of directors at eight requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting. A plurality of votes cast is required for the election of directors.

In the election of directors, each Proxy will be voted for each of the nominees listed below unless the Proxy withholds a vote for one or more of the nominees. Each person elected as a director shall serve for a term of one year or until his successor is duly elected and qualified. All of the nominees are members of the present Board of Directors. All directors, except Dr. Holbrook, were elected to the Board of Directors by the shareholders. Dr. Holbrook was appointed to the Board by the Board of Directors in February 2007. If any of the nominees should be unable to serve as a director by reason of death, incapacity or other unexpected occurrence, the Proxies solicited by the Board of Directors shall be voted by the proxy representatives for such substitute nominee as is selected by the Nominations and Governance Committee, or, in the absence of such selection, for such fewer number of directors as results from such death, incapacity or other unexpected occurrence.

The following table provides certain information with respect to the nominees for director.

                         Current
                         Position(s)      Principle Occupation(s)   Director
Name                 Age with Company     During Past Five Years    Since
-------------------  --- ---------------  ------------------------  --------

Thomas E. Oland       66 Chairman of the  Chairman of the Board,        1985
                         Board, Chief     Chief Executive Officer,
                         Executive        President and Treasurer
                         Officer,         of the Company since
                         President,       1985 and President of
                         Treasurer and    Research and Diagnostic
                         Director         Systems, Inc. since 1982.


Roger C. Lucas, Ph.D. 64 Vice Chairman    Vice Chairman and             1985
                         and Director     Senior Scientific Advisor
                                          to the Company''s Board
                                          and a private investor
                                          since 1995.  Chief
                                          Scientific Officer,
                                          Executive Vice President
                                          and Secretary of the
                                          Company from 1985 to 1995.


Howard V. O''Connell  77 Director         Private investor since        1985
1990.                                     Chairman, President
                                          and Treasurer of John G.
                                          Kinnard and Company,
                                          Incorporated, a securities
                                          broker-dealer, from 1969
                                          to 1990.


G. Arthur Herbert     81 Director         Principal of CEO Advisors,    1989
                                          a management and financial
                                          consulting firm, since
                                          1989.

                         Current
                         Position(s)      Principle Occupation(s)   Director
Name                 Age with Company     During Past Five Years    Since
-------------------  --- ---------------  ------------------------  --------
Randolph C. Steer,    57 Director         Consultant to the            1990
  M.D., Ph.D.                             pharmaceutical and
                                          biotechnology industries
                                          since 1989; Director of
                                          BioCryst Pharmaceuticals,
                                          Inc.


Robert V.             51 Director         Chief Executive Officer      2003
  Baumgartner,C.P.A.                      of Center for Diagnostic
                                          Imaging, Inc., an operator
                                          of diagnostic imaging
                                          centers, since 2001.


Charles A. Dinarello, 64 Director         Professor of Medicine at     2005
  M.D.                                    the University of Colorado
                                          School of Medicine in
                                          Denver, Colorado since 1996.


Karen A. Holbrook,    64 Director         Former President of The      2007
  Ph.D.                                   Ohio State University
                                          from 2002 to 2007.









                             CORPORATE GOVERNANCE


Board Independence

The Board has determined that all of the Company's non-employee directors (Messrs. O'Connell, Herbert, and Baumgartner and Drs. Lucas, Steer, Dinarello and Holbrook) are "independent" as such term is defined in applicable law and regulations of the Securities and Exchange Commission and Nasdaq. Mr. Oland is not independent based on his service as our Chief Executive Officer and
President.   In making its independence determinations, the Board reviewed transactions and relationships between the director, or any member of his or her immediate family, and the Company and its subsidiaries based on information provided by the director, Company records and publicly available information.

During fiscal 2007, Mr. Oland's daughter, Paige Jensen, Ph.D., J.D., served as the Company's Associate General Counsel. Dr. Jensen's base salary for fiscal 2007 was $128,000. The Company also provided medical and other benefits generally available to all Company employees. Dr. Jensen is not an executive officer of the Company.


Directors' Meetings and Committees

The Board has scheduled meetings each quarter prior to the Company's quarterly earnings release and may from time-to-time hold additional meetings. During fiscal 2007, the Board held four meetings. Each director attended 75% or more of the total number of meetings of the Board and of Committees of which he or she was a member, with the exception of Dr. Holbrook. Dr. Holbrook was appointed to the Board in February 2007 and attended her first meeting in July 2007. Executive sessions of independent directors, meetings of outside directors without any member of management present, are held in conjunction with regularly scheduled meetings of the Board. It is the policy of the Company that all directors should attend the Company's annual meetings of shareholders. All then incumbent members did attend the annual meeting in 2006.

The Company's Board of Directors has three standing Committees, the Audit Committee, the Executive Compensation Committee and the Nominations and Governance Committee. All members of all Committees are "independent" as such term is defined in applicable law and regulations of the Securities and Exchange Commission and Nasdaq. In addition all members of the Audit Committee meet the additional independence standards applicable to its members.

The Audit Committee (whose members are Messrs. Baumgartner, Herbert and O'Connell and Dr. Steer) operates under a written charter established by the Company's Board of Directors. A copy of the charter is available for review at the Company's website, www.techne-corp.com. The Audit Committee is responsible for the appointment and supervision of the Company's independent registered public accounting firm and for reviewing the Company's internal audit procedures, the quarterly and annual financial statements of the Company and the results of the annual audit. The Audit Committee also pre-approves all related party transactions, establishes and oversees the implementation of the Company's cash investment policy and monitors the Company's financial fraud hotline. The Board of Directors has determined that for fiscal 2007 all Audit Committee members are "audit committee financial experts" as such term is defined in Section 407 of the Sarbanes-Oxley Act. The Audit Committee met seven times during fiscal 2007. The Committee's report is included in this Proxy Statement.

The Executive Compensation Committee (whose members and Messrs. Herbert, O'Connell and Baumgartner and Dr. Steer) determines compensation for executive officers of the Company. The Committee operates under a written charter. A copy of the charter is available for review at the Company's website, www.techne-corp.com. The Executive Compensation Committee establishes both over-all policies for executive compensation and reviews the performance of the executive officers. The Committee works with Mr. Oland, the Chief Executive Officer of the Company, to establish performance goals for the other executive officers and, acting independently, establishes the performance goals for Mr. Oland. The Committee determines the annual base compensation of all officers and awards bonuses, both cash and equity, to all officers based on performance. The Committee met twice during fiscal 2007. The Committee's report is included in this Proxy Statement.

The Nominations and Governance Committee is composed of all "independent" directors, currently all directors except Mr. Oland. The Committee operates under a written charter. A copy of the charter is available for review at the Company's website, www.techne-corp.com. The Committee did not formally meet in fiscal 2007. Dr. Holbrook was appointed to the Board in February 2007 at a meeting of the full Board, which included all Nominations and Governance Committee members. The functions of the Committee are to recruit well-qualified candidates for the Board, select persons to be proposed in the Company's proxy statement for election as directors at annual meetings of shareholders, and establish governance standards and procedures to support and enhance the performance and accountability of management and the Board. The Nominations and Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominations and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current members of the Board of Directors, professional search firms, stockholders or other persons and may be considered at any point during the year. The Nominations and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates for the Board are considered and selected on the basis of outstanding achievement in their professional careers, experience, wisdom, personal and professional integrity, their ability to make independent, analytical inquiries, and their understanding of the business environment. Candidates must have the experience and skills necessary to understand the principal operational and functional objectives and plans of the Company, the results of operations and financial condition of the Company, and the position of the Company in its industry. Candidates must have a perspective that will enhance the Board's strategic discussions and be capable of and committed to devoting adequate time to Board duties. The Committee will consider all nominees for director recommended by shareholders of the Company. Recommendations may be sent to the Committee at the Company's address: 614 McKinley Place N.E., Minneapolis, MN 55413.

The Nominations and Governance Committee has determined to propose to shareholders at their 2007 annual meeting the re-election of the incumbent directors of the Company.

Compensation of Directors

Directors who are not employees of the Company were compensated for the year ended June 30, 2007 as follows:



                                  Fees Earned
                                  or Paid in     Option
Name                              Cash (1)       Awards (2)    Total
--------------------------        -----------    ----------  ---------

Roger C. Lucas, Ph.D.                 $25,000      $162,300   $187,300
Howard V. O'Connell                    28,000       162,300    190,300
G. Arthur Herbert                      27,000       162,300    189,300
Randolph C. Steer, M.D., Ph.D.         28,000       162,300    190,300
Robert V. Baumgartner                  28,000       162,300    190,300
Charles A. Dinarello, M.D.             25,000       225,800    250,800
Karen A. Holbrook, Ph.D.                9,640       232,900    242,540

-----------------

(1)	Amounts consist of the annual retainer and meeting fees for services as members of the Company's Board of Directors. For further information concerning such fees, see the below.

(2)	Amounts represent compensation expense recognized in fiscal 2007 related to stock option awards that vested in fiscal 2007 calculated in accordance with Statement of Financial Accounting Standard No. 123
        (revised 2004) (SFAS No. 123R).    Pursuant to the Company's 1998
        Nonqualified Stock Option Plan, each of the above directors, with the exception of Dr. Holbrook, received an automatic option grant for 5,000 shares of Company Common Stock on the date of the 2006 Annual Shareholder Meeting. Dr. Holbrook received options to purchase 10,000 shares of the Company's Common Stock upon her appointment to the Board in fiscal 2007. As of June 30, 2007, the following non-employee directors held options to purchase the following number of shares of the Company's Common Stock: Dr. Lucas - 20,000; Mr. O'Connell - 55,000; Mr. Herbert - 40,000; Dr. Steer - 10,000; Mr. Baumgartner - 20,000; Dr. Dinarello - 15,000; Dr. Holbrook - 10,000.


Fees for non-employee directors include $25,000 per year for service on the Board and Committees of the Board. Directors are paid an additional $1,000 for each meeting of the Board other than its regularly scheduled quarterly meetings and for each meeting of a committee on which the director serves other than committee meetings held in conjunction with a meeting of
the full Board.   If appointed to the Board or retired during the fiscal
year, the non-employee director receives a prorated annual fee.

Under the Company's 1998 Nonqualified Stock Option Plan, non-employee directors automatically receive options to purchase 5,000 shares of Company Common Stock upon each re-election to the Board. The options have a term of 10 years and vest immediately. Upon initial election or appointment to the Board, new non-employee directors receive options, which vest immediately, for 5,000 shares of the Company's Common Stock prorated based on the time remaining until the next annual meeting of shareholders. Dr. Dinarello and Dr. Holbrook, at the Compensation Committee's discretion, each received options to purchase 10,000 shares of the Company's Common Stock upon their appointment to the Board in fiscal 2006 and 2007, respectively. The additional shares were in recognition of their strong scientific backgrounds. Half of the options vested immediately upon their appointment to the Board and the remaining 5,000 options vested on the first anniversary date of their
appointment, respectively.    All non-employee directors elected at the
Company's 2007 Annual Meeting of Shareholders will receive options to purchase 5,000 shares of Common Stock with an exercise price equal to the fair market value on the date of the 2007 Annual Meeting.

Shareholder Communications with Directors

Shareholders may communicate directly with the Board of Directors. All communications should be directed to the Company at 614 McKinley Place N.E., Minneapolis, MN 55413, and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, for non-management directors, or for a particular director. Unless other distribution is specified, the communication will be forwarded to the entire Board. The communication will not be opened before being forwarded to the intended recipient, but it will go through normal security procedures.


Code of Ethics and Business Conduct and Financial Fraud Hotline

The Company has adopted a Code of Ethics and Business Conduct, which is applicable to all directors, officers and employees of the Company. A copy is available for review at the Company's website, www.techne-corp.com. The Company sponsors a financial fraud hotline that is available to all employees, is operated on a confidential basis by a third party, and is supervised with full powers of investigation by the Audit Committee of the Board of Directors.


Compensation Committee Interlocks and Insider Participation

The Executive Compensation Committee of the Board of Directors of the Company is composed of directors G. Arthur Herbert, Howard V. O'Connell, Dr. Randolph C. Steer, and Robert V. Baumgartner. None of the members of the Executive Compensation Committee was an officer or employee of the Company during fiscal 2007, and no executive officer of the Company during fiscal 2007, served on the Compensation Committee or the board of any company that employed any member of the Company's Executive Compensation Committee or Board of Directors.




          EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS


Overview

The Executive Compensation Committee of the Board of Directors is responsible for establishing the compensation programs of the Company's Chief Executive Officer and other executive officers. The Committee participates in the consideration and employment of prospective executive officers of the Company. The Committee also administers the Company's stock option plans and has the authority to grant options to purchase shares of the Company's Common Stock, and to determine all terms and conditions of such options.


Compensation Objectives

The Executive Compensation Committee has designed the compensation packages of the Company's executive officers to achieve the following objectives:

   -	to recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in the local market;

   -	to motivate executives to achieve important business and individual performance objectives and to reward them when such goals are met;
        and

   -	to align the interest of executive officers with the long-term interest of stockholders through participation in the Company's stock option plans.


The Executive Compensation Committee is responsible for assuring that compensation for the executive officers is consistent with our compensation philosophy. The Executive Compensation Committee reviews the compensation philosophy and trends in the local market to ensure that the executive compensation program is competitive and attracts and retains talented management, motivates the executives to achieve short term and long term corporate objectives, and aligns the motivation and interests of the executives with the interests of the Company's shareholders. The Executive Compensation Committee also administers the Company's equity-based compensation and performance-based bonus plan for the executive officers. The Executive Compensation Committee reviews and approves each executive's base pay, bonus, and equity incentives annually.

The Committee views the various components of its compensation program as related, but distinct. Although the Executive Compensation Committee does review and consider total compensation for each executive officer as a whole, it does not believe that significant compensation derived from one component should necessarily negate or reduce compensation from other components. The Committee determines the appropriate level for each compensation component based on overall compensation objectives. The Executive Compensation Committee has not adopted any policies or guidelines for allocating compensation among the different elements of the compensation program.


Role of the Chief Executive Officer in Compensation Decisions

During meetings with the Executive Compensation Committee held each year, the Company's President and Chief Executive Officer presents to the Committee recommendations regarding compensation for the executive officers (other than himself). The Committee discusses the recommendations and accepts or adjusts them, in whole or in part. The executive officers are not present during the Committee's final discussion and determination of their compensation.


Elements of the Compensation Program

The Company's executive compensation program is comprised of base salaries, annual performance bonuses comprised of both a cash and stock option component, and various benefits, including the Company's profit sharing and savings plan and stock bonus plan in which all qualified employees of the Company participate. In addition, the Executive Compensation Committee from time to time may award special cash bonuses or stock options related to non-recurring, extraordinary performance. The Executive Compensation Committee typically also awards stock options upon retention of a new executive officer.

Base salary. The Executive Compensation Committee has followed a policy of paying annual base salaries which are on the moderate side of being competitive in its industry. A competitive base salary is provided to each executive officer recognizing the skills and experience each individual brings to the Company, the length of time with the Company and the performance contributions each makes. Salaries are reviewed on an annual basis and are made in connection with annual performance reviews. In July 2007, the Executive Compensation Committee approved the base salary for the executive officers for fiscal 2008 as follows: Mr. Melsen - $260,000 and Mr. Veronneau - $160,000. Mr. Oland again waived an increase, leaving his base salary at $254,100 for fiscal 2008.

Performance-based bonus plan. Under the Company's Executive Officers Incentive Bonus Plan, each executive officer may earn a potential bonus of up to 40% of his or her annual salary. The Plan provides that 70% of the eligible bonus is based upon achieving the Company's budgeted revenues and earnings for the fiscal year. Bonuses are awarded on a prorated basis if between 85% and 100% of budgeted revenues and earnings are achieved. The remaining 30% of the eligible bonus is based upon achievement of personal goals set for each officer. The personal goals are established annually as recommended by the Chief Executive Officer of the Company and approved by the Executive Compensation Committee, taking into account each executive's responsibilities at the Company. The annual bonus is paid 50% in cash and 50% in stock options. The officer may elect to exchange his or her cash portion of the bonus for additional stock options and if so, such officer is entitled to 1.7 times the cash value of the cash bonus in options. The number of options each executive officer is entitled to are calculated based on the closing share price at the date of grant. Options granted under the Plan vest immediately and the exercise price of the options is the closing price of the Company's stock on the date of grant. The stock option grant date is the date of the Committee's first meeting subsequent to fiscal year-end, which coincides with the Company's scheduled quarterly Board meeting. For fiscal 2007, the Executive Compensation Committee has determined that the Company's revenues and earnings were an average of 99.79% of budget. Therefore each executive officer earned 99.79% of the 70% of his or her overall bonus. The Compensation Committee also determined that Mr. Melsen, Dr. Tsang and Mr. Veronneau earned 70%, 100% and 79% of the remaining 30% bonus respectively.

Other compensation. The Company provided medical and insurance benefits to its executive officers, which are the same as those generally available to all Company employees. The Company has a Profit Sharing and Savings Plan and a Stock Bonus Plan in which all qualified employees, including executive officers, participate subject to statutory limitations on contributions for highly compensated individuals. In fiscal 2007, the Company contributed to the plan an amount equal to approximately 9.7% of gross wages. One half of the contribution to the plan is in the form of Company common stock. The Company does not provide any other significant perquisites or executive benefits to its Named Executive Officers.

Accounting and Tax Treatment

The Company accounts for equity-based compensation paid to employees under SFAS No. 123R promulgated by the Financial Accounting Standards Board, which requires the Company to estimate and record an expense over the service period of an option award. Thus, the Company may record an expense in one year for awards granted in earlier years. The Company adopted SFAS No. 123R on July 1, 2005 and, therefore, fiscal 2006 was the first year in which expense was recorded related to employee stock options. Accounting rules also requires the recording of cash compensation as an expense at the time the obligation is accrued.

Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company's chief executive officer and four other most highly-paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. Because the potential amount of base salary and non-equity-based incentive compensation that the executive officers can earn is less than $1 million,
Section 162(m) has not been material to the Executive Compensation Committee decisions.


Compensation Committee Report

The Compensation Committee of the Board of Directors is responsible for reviewing and approving total compensation programs and levels for the Company's Chief Executive Officer and its executive officer group, which includes the Named Executive Officers shown in the Summary Compensation Table above. The Committee's responsibilities are specified in the Compensation Committee Charter.

The Committee reviewed and discussed the Executive Compensation Discussion and Analysis above with management. Based on the Committee's review and its discussions with management, the Committee recommends to the Board of Directors that the Executive Compensation Discussion and Analysis be included in the Company's Proxy Statement for the 2007 Annual Meeting.

                                    G. Arthur Herbert
                                    Howard V. O'Connell
                                    Randolph C. Steer, M.D., Ph.D.
                                    Robert V. Baumgartner
                                      Members of the Compensation Committee

Summary Compensation Table

The Named Executive Officers received the following compensation for the fiscal year ended June 30, 2007:
                                       Non-Equity
                                           Incentive     All Other
Name and                        Option     Plan Com-     Compen-
Principal Position   Salary(1) Awards(2)   pensation(3)  sation(4)   Total
------------------   --------- ---------   ------------  ---------- --------

Thomas E. Oland,     $254,100  $      0(5)  $      0(5)  $ 23,804   $277,804
CEO and President

Gregory J. Melsen,   $245,000  $123,207(6)  $ 44,541     $ 23,804   $436,552
Vice President -
Finance and CFO

Monica Tsang, Ph.D., $263,000  $ 17,520     $ 52,547     $ 23,804   $356,871
Vice President -
Research

Marcel Veronneau,    $155,000  $ 10,728     $ 29,016     $ 19,782   $214,526
Vice President -
Hematology Operations

---------------------

(1)	Includes amounts deferred under the Company's Profit Sharing and Savings
        Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	Amounts shown above represent amounts recognized for financial statement reporting in fiscal 2007 as determined pursuant to provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payments" and thus include amounts from awards granted in and prior to fiscal 2007. Assumptions used in the calculation of these amounts are described in Note I to the Company's audited financial statements for the fiscal year ended June 30, 2007, included in the Company's Annual Report on Form 10-K that was filed with the Securities and Exchange Commission on August 29, 2007.

(3)	Represents cash bonuses earned under the Company's Executive Officer's
        Incentive Bonus Plan in fiscal 2007 that were determined and paid in fiscal 2008.

(4)	For each individual the amount reflects Company contributions for fiscal
        2007 made in fiscal 2008 to the Profit Sharing and Savings Plan (as to one-half) and the Stock Bonus Plan (as to one-half), the latter in the form of shares of the Company's Common Stock.

(5)	Mr. Oland waived his cash and stock option bonus under the Company's
        Executive Officer's Incentive Bonus Plan.

(6)	Represents $19,147 related option granted on July 27, 2006 and $104,060 related to options granted at initial date of employment in December
        2004.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the Named Executive Officers during fiscal 2007.

                                                                                    All Other  Exercise
                                                                                    Option     or Base   Grant
                             Estimated Payouts Under     Estimated Payouts Under    Awards:    Price of  Date
                               Non-Equity Incentive        Equity Incentive         Number of  Options   Fair
                                  Plan Awards(1)           Plan Awards(#)(2)        Shares     Awards    Value of
                   Grant   --------------------------- ---------------------------  Underlying (per      Option
Name               Date    Threshold Target(3) Maximum Threshold Target(4) Maximum  Options     share)   Awards
------------------ ------- --------- --------- ------- --------- --------- -------  ---------- --------  --------

Thomas E. Oland                $0     $50,820  $50,820     --        --       --       --          --       --
                   7/27/06     --        --       --        0      1,028    1,028      --          --       --

Gregory J. Melsen              $0     $46,000  $46,000     --        --       --       --          --       --
                   7/27/06     --        --       --        0        930      930      --        $49.43   $15,760
                   7/27/06     --        --       --       --        --       --       179(5)    $49.43   $ 3,387

Monica Tsang                   $0     $50,280  $50,280     --        --       --       --          --       --
                   7/27/06     --        --       --        0      1,017    1,017      --        $49.43   $17,520

Marcel Veronneau               $0     $30,000  $30,000     --        --       --       --          --       --
                   7/27/06     --        --       --        0        606      606      --        $49.43   $10,728

---------

(1)	Represents potential cash bonuses earned under the Company's Executive
        Officer's Incentive Bonus Plan for fiscal 2006 which were paid in fiscal 2007. The actual amounts earned and paid under such Plan were: Mr. Oland - $0 (waived): Mr. Melsen - $41,170: Dr. Tsang - $45,755: Mr.
        Veronneau - $28,020.   Mr. Melsen was awarded an additional
        discretionary bonus for fiscal 2006 of $8,830.

(2)	Represents potential stock options earned under the Company's Executive
        Officer's Incentive Bonus Plan for fiscal 2006 which were granted in fiscal 2007. The grant date fair value calculated in accordance with SFAS No. 123R was $18.92 per share. The actual number of options granted was: Mr. Oland - 0 (waived); Mr Melsen - 833; Dr. Tsang - 926; Mr. Veronneau - 567.

(3)	It is assumed that annual budget revenues and earnings will be met and personal objectives achieved. Therefore, targeted and maximum potential compensation are the same.

(4)	Targeted share grants are calculated based on closing share price at date of grant.  See (3) above.

(5)	Mr. Melsen received an additional discretionary stock option award for fiscal 2006 performance under the Company's 1998 Nonqualified Stock Option Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock options held by the Named Executive Officers on June 30, 2007. As of June 30, 2007, none of the Named
Executive Officers held unearned equity incentive plan awards.   The Company
has not granted any stock awards.

                        Number of    Number of
                        Securities   Securities
                        Underlying   Underlying
                        Unexercised  Unexercised   Option    Option
                        Options      Options       Exercise  Expiration
Name                    Exercisable  Unexercisable Price     Date
----------------------  -----------  ------------- --------  ----------

Thomas E. Oland                0          0

Gregory J. Melsen            426          0          $51.60   8/17/2012
                           1,012          0           49.43   7/26/2013
                          16,000      9,000 (1)       39.53  12/16/2014

Monica Tsang               1,088          0           33.85   8/13/2010
                           8,334          0           37.01  11/30/2010
                           1,126          0           40.47   7/08/2011
                             844          0           51.60   8/17/2012
                             926          0           49.43   7/26/2013

Marcel Veronneau             748          0           32.50   6/30/2008
                             785          0           28.22   6/30/2009
                             670          0           33.85   8/13/2010
                          15,000          0           37.01  11/30/2010
                             505          0           40.47   7/08/2011
                             475          0           51.60   8/17/2012
                             567          0           49.43   7/26/2013
-----------------

(1)	Options vest on December 17, 2007.



Option Exercises

There were no stock option exercises by the Named Executive Officers during fiscal 2007.


Employment Contracts and Change in Control Arrangements

The Company had formal employment agreements effective through June 30,
2007 with Dr. Tsang and Mr. Veronneau. Dr. Tsang retired from the Company on June 30, 2007. Subsequent to June 30, 2007, Mr. Veronneau's employment
agreement was extended through June 30, 2010.   Mr. Melsen's employment
agreement is effective through June 30, 2008 and Mr. Oland serves pursuant to an oral understanding. The agreements provide for base salaries subject to annual review, bonuses as described above, benefits as provided to all employees and severance compensation under certain circumstances. The severance payment is triggered if an executive's employment with the Company is terminated in connection with a merger, sale, or change in control of the Company. A "change in control" means the acquisition in one or more transactions by a single party, or any number of parties acting in concert, of a majority of the outstanding shares of voting stock of the Company.

Dr. Tsang's and Mr. Veronneau's severance compensation is one month of salary for each year of employment with or service to the Company. Mr. Melsen's severance compensation is equal to the base salary and benefits which would otherwise have been paid under the terms of the employment agreement or the base salary and benefits for twelve months from date of termination, whichever period is longer.

For each Named Executive Officer, the estimated amount of potential payments at June 29, 2007 (the last business day of fiscal 2007), assuming the executive's employment terminates in connection with a merger, sale or change in control of the Company is as follows:

                              Cash
Name                        Severance     Other
----------------------      ---------    --------
Thomas E. Oland             $      0     $      0
Gregory J. Melsen            245,000       12,000(1)
Monica Tsang (2)             482,000            0
Marcel Veronneau (3)         181,000            0

---------------------

(1)	Consists of medical, dental, disability and life insurance premiums.

(2)	Based on 22 years of service with the Company.  Dr. Tsang retired effective June 30, 2007.

(3)	Based on 14 years of service with the Company.

                              AUDIT MATTERS

Audit Committee Report

The Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	reviewed and discussed the audited financial statements with management;

(2)	discussed with the Company's independent registered public accounting firm the material required to be discussed by Statement on Auditing Standards No. 61; and

(3)	reviewed the written disclosures and the letter from the Company's independent registered public accounting firm required by the Independence Standards Board's Standard No.1, and discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit
Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2007 as filed with the Securities and Exchange Commission.

                                     Robert V. Baumgartner, C.P.A.
                                     G. Arthur Herbert
                                     Howard V. O'Connell
                                     Randolph C. Steer, M.D., Ph.D.
                                        Members of the Audit Committee

Independent Registered Public Accountants

KPMG LLP acted as the Company's independent registered public accounting firm for fiscal 2007 and 2006. Representatives of KPMG LLP are expected to be present at the shareholders' meeting, will have the opportunity to make any desired comments, and will be available to respond to appropriate questions. The appointment of an independent registered public accounting firm for the fiscal 2008 has not yet been made, but will be made on or near the date of the 2007 annual meeting of shareholders.


Audit Fees

The following fees were paid or payable to KPMG LLP for the fiscal years ended June 30:

                                      2007      2006
                                   --------  --------
     Audit Fees                    $473,000  $410,000
     Audit-Related Fees                   0    17,000
     Tax Fees                        66,400    74,000
     All Other Fees                       0         0


"Audit Fees" are for professional services rendered and expenses incurred for the audit of the Company's annual financial statements and review of financial statements included in our Forms 10-K and 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. Audit fees also included fees incurred for the audit of the effectiveness of internal control over financial reporting. Audit fees in fiscal 2007 include fees of $37,000 for services incurred in connection with an analysis of the Company's stock option practices.

"Audit-Related Fees" in fiscal 2006 were primarily for services rendered and expenses incurred for the analysis of acquired companies.

"Tax Fees" included fees for services provided and expenses incurred in connection with preparation of the Company's tax returns in the United States and the United Kingdom. Tax fees in fiscal 2006 include fees of $16,000 for services and expenses incurred in connection with analysis of transfer pricing and repatriation of foreign earnings.


Pre-Approval Policies and Procedures

Pursuant to its written charter, the Audit Committee of the Company's
Board of Directors is required to pre-approve the audit and non-audit services performed by the Company's independent registered public accounting firm in order to assure that the provision of such services does not impair the firm's independence. In 2005, the Audit Committee approved a resolution authorizing Company officers to engage KPMG in permitted non-audit services that involve less than $25,000 in fees in the aggregate. Such services are approved by the Audit Committee Chairman prior to commencing the services and approved quarterly by the Audit Committee. Tax services are reviewed and approved by the Audit Committee prior to the commencement of such services. All of the services rendered by KPMG were pre-approved by the Audit Committee. The Audit Committee has considered whether provision of the above non-audit services is compatible with maintaining KPMG's independence and has determined that such services have not adversely affected KPMG's independence.

         COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's executive officers and directors, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than 10 percent shareholders ("Insiders") are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

To the Company's knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended June 30, 2007, all Section 16(a) filing requirements applicable to Insiders were met.


                          SHAREHOLDER PROPOSALS

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2008 Annual Meeting must be received by the Company at its offices by May 22, 2008 to be eligible for inclusion in the Company's Proxy Statement and related Proxy for the 2008 Annual Meeting. For a discussion of policies and procedures related to shareholder recommendations of candidates for director, please see the section on the Nominations and Governance Committee above under Committees and Meetings of the Board.

Also, if a shareholder proposal intended to be presented at the 2008
Annual Meeting but not included in the Company's Proxy Statement and Proxy is received by the Company after August 6, 2008, then management named in the Company's Proxy for the 2008 Annual Meeting will have discretionary authority to vote the shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company's proxy materials.


                               OTHER BUSINESS

The Board of Directors knows of no other matters to be presented at the meeting. If any other matter does properly come before the meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.


                               ANNUAL REPORT

A copy of the Company's Annual Report to Shareholders for the fiscal year ended June 30, 2007, including consolidated financial statements, accompanies this Notice of Annual Meeting and Proxy Statement. No portion of the Annual Report is incorporated herein or is to be considered proxy-soliciting material.

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON
FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2007, TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST. REQUESTS SHOULD BE SENT TO PRESIDENT, TECHNE CORPORATION, 614 MCKINLEY PLACE N.E., MINNEAPOLIS, MINNESOTA 55413.


Dated:  September 25, 2007
        Minneapolis, Minnesota



                           TECHNE CORPORATION

                 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



The undersigned hereby appoints THOMAS E. OLAND and KATHLEEN BACKES, or either of them acting alone, with full power of substitution, as proxies to represent and vote, as designated below, all shares of Common Stock of Techne Corporation registered in the name of the undersigned, at the Annual Meeting of the Shareholders to be held on Thursday, October 25, 2007 at 3:30 p.m. Central Daylight Time, at the offices of the Company, 614 McKinley Place N.E., Minneapolis, Minnesota, and at all adjournments of such meeting. The undersigned hereby revokes all proxies previously granted with respect to such meeting.

The Nominations and Governance Committee of the Board of Directors recommends that you vote "FOR" the following proposals:

(1)	To set the number of Directors at eight:

                             [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

(2)	To elect Directors:  [ ] FOR ALL  [ ] WITHHOLD ALL [ ] FOR ALL EXCEPT
        Nominees:
           1)	Thomas E. Oland
           2)	Roger C. Lucas, Ph.D.
           3)	Howard V. O'Connell
           4)	G. Arthur Herbert
           5)	Randolph C. Steer, M.D., Ph.D.
           6)	 Robert V. Baumgartner
           7)	 Charles A. Dinarello, M.D.
           8)	 Karen A. Holbrook, Ph.D.


        (To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the name(s) of the nominee on the line below.)


        ______________________________________________________________________


(3)	Other matters:  In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment.



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR SUCH PROPOSAL.

Date_________________________, 2007


					_________________________________________

					_________________________________________
                                        PLEASE DATE AND SIGN ABOVE exactly as
                                        name appears at the left, indicating,
                                        where appropriate official position or
                                        representative capacity.  If stock is
                                        held in joint tenancy, each joint owner
                                        should sign.